As filed with the Securities and Exchange Commission on July 29, 2008
Registration No. 333-149931

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Clear Skies Solar, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3433	30-0401535

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501
(516) 282-7652
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ezra Green
Chief Executive Officer
Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501
(516) 282-7652
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Harvey J. Kesner, Esq.
Haynes and Boone, LLP
1221 Avenue of the Americas, 26th Floor
New York, New York 10020
Telephone: (212) 659-7300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THERAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$897.02
Legal fees and expenses	$75,000.00
Accounting fees and expenses	$85,000.00
Miscellaneous	$1,102.98

Total	$162,000.00
Item 14. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.
We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.
We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.
Item 15. Recent Sales of Unregistered Securities
During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All purchasers of our securities were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.
Sales by BIP Oil, Inc.
BIP Oil, Inc. was incorporated in the State of Nevada in January 2007 and issued 5,000,000 shares of its common stock to its founders for $50 cash and services rendered that were valued, in the aggregate, at $5,000 by its board of directors. These shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
In March 2007, BIP Oil, Inc. completed a private placement of 1,510,000 shares of its common stock to 55 investors, at a purchase price of $0.10 per share for an aggregate offering price of $151,000. These shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Sales by Clear Skies Solar, Inc.
As of December 20, 2007, we accepted subscriptions for a total of 283.8 units in a private placement, with each unit consisting of 50,000 shares of our common stock, and as of December 24, 2007, we accepted subscriptions for another 36.2 units in such private placement. In total, we sold 320 units consisting of an aggregate of 16,000,000 shares of our common stock in the December 2007 private placement for a purchase price of $25,000 per unit, pursuant to the terms of a Confidential Private Placement Memorandum, dated November 12, 2007, as supplemented. We received gross proceeds from such closings of the private placement, including $745,000 principal amount of bridge notes that were exchanged in such private placement, of $8,000,000.
Our December 2007 private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in such private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
We agreed to pay the following placement agent fees to Westminster Securities Corporation or its designees in connection with our December 2007 private placement: (i) a cash fee of $626,650 (equal to 8% of the aggregate cash purchase price of units sold to investors in the private placement, or up to 9% for units placed through selected dealers), and (ii) three-year warrants to purchase 640,000 shares of our common stock (equal to 4% of the common stock included in units sold in the private placement) at an exercise price of $0.50 per share (subject to adjustment).
On March 24, 2008, April 3, 2008, May 2, 2008 and June 1, 2008, we issued 41,374 shares (equal to $49,648.80 based on the fair market value at the time of issuance), 3,750 shares (equal to $4,687.50 based on the fair market value at the time of issuance), 3,461 shares (equal to $4,118.59 based on the fair market value at the time of issuance) and 3,913 shares (equal to $4,499.95 based on the fair market value at the time of issuance), respectively, of our common stock to a investor relations firm for services provided to us. On April 3, 2008, we issued 200,000 shares of our common stock (equal to $250,000 based on the fair market value at the time of issuance) to a public relations firm for services provided to us. On April 3, 2008, we issued 105,000 shares (equal to $131,250 based on the fair market value at the time of issuance) and 43,000 shares (equal to $53,750 based on the fair market value at the time of issuance), respectively, of our common stock to a consultant and an employee for services rendered to us. On each of April 11, 2008 and June 9, 2008, we issued 25,000 shares (equal to $39,000 and $33,500, respectively, based on the fair market value at the time of issuance) of our common stock to a consultant for services provided to us related to our reverse merger transaction in December 2007. On June 6, 2008, we issued 100,000 shares (equal to $122,000 based on the fair market value at the time of issuance) to a financial consultant for services provided to us. Each of these issuances were made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. These securities were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
Sales by Clear Skies Group, Inc.
On September 30, 2005 and April 18, 2006, Clear Skies Group, Inc. sold shares of its common stock and warrants to Rudd-Klein for aggregate gross proceeds of $410,000. In addition, on April 25, 2006, Clear Skies Group, Inc. sold its common stock in a private placement transaction that raised gross proceeds of $100,000. Furthermore, on April 26, 2007 and July 26, 2007, Clear Skies Group, Inc. sold shares of its common stock and warrants in a series of private placements to two separate purchasers, for aggregate gross proceeds of $75,000 and $20,000, respectively. The offerings were made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the offerings were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
From time to time, Quixotic, Gelvin Stevenson and Ezra Green extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund Clear Skies Group, Inc.’s operating expenses. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson shares of its common stock that were exchanged for 639,521, 242,242 and 77,518 shares of our common stock, respectively, in our reverse merger. Such shares of Clear Skies Group, Inc.’s common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

On August 31, 2007 and September 12, 2007, Clear Skies Group, Inc. sold an aggregate of $745,000 principal amount of 10% secured bridge notes. The purchasers of such bridge notes paid an aggregate gross purchase price of $745,000 for such bridge notes and shares of common stock of Clear Skies Group, Inc., which common stock was exchanged for an aggregate of 2,310,029 shares of our common stock in the reverse merger. Pursuant to the bridge notes, the holders had the right to exchange such bridge notes for an amount of securities that could be purchased in Clear Skies Group, Inc.’s next offering that met certain criteria for a purchase price equal to the outstanding principal and accrued interest on such bridge notes. Accordingly, each holder of bridge notes was entitled to elect whether to be repaid upon consummation of our December 2007 private placement or to exchange its bridge notes for units sold in such private placement. As a result of such elections, upon the closing of our December 2007 private placement, we issued an aggregate of 1,490,000 shares of our common stock in exchange for $745,000 principal amount of bridge notes. The bridge notes and related Clear Skies Group, Inc. common shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
In connection with the issuance of the bridge notes and related Clear Skies Group, Inc. common shares, we issued to designees Westminster Securities Corporation, Clear Skies Group, Inc.’s placement agent for such offering, three-year warrants to purchase an aggregate of 92,401 shares of our common stock at an exercise price of $0.50 per share (subject to adjustment).
Item 16. Exhibits

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization, dated as of December 19, 2007, by and among Clear Skies Holdings, Inc., Clear Skies Group, Inc. and Clear Skies Acquisition Corp. (2)
2.2	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Secretary of State of the State of Delaware on December 19, 2007 (2)
2.3	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Department of State of the State of New York on December 20, 2007 (2)
3.1(a)	Certificate of Incorporation (1)
3.1(b)	Certificate of Amendment to Certificate of Incorporation (3)
3.2	By-laws (1)
5.1**	Opinion of Haynes and Boone, LLP (filed with Amendment No. 5, on July 28, 2008)
10.1	Form of Subscription Agreement (2)
10.2	Form of Placement Warrant (2)

Exhibit No.	Description

10.3	Form of Registration Rights Agreement (2)
10.4	Form of Lock-Up Agreement (2)
10.5	Placement Agent Agreement, dated November 14, 2007, between Clear Skies Group, Inc. and Westminster Securities Corporation (2)
10.6	Form of Directors and Officers Indemnification Agreement (2)
10.7	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (2)
10.8	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Robert Parker (2)
10.9	Clear Skies Holdings, Inc. 2007 Equity Incentive Plan (2)
10.10	Form of 2007 Incentive Stock Option Agreement (2)
10.11	Form of 2007 Non-Qualified Stock Option Agreement (2)
10.12	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of December 20, 2007, between Clear Skies Holdings, Inc. and BIP Holdings, Inc. (2)
10.13	Stock Purchase Agreement, dated as of December 20, 2007 among Clear Skies Holdings, Inc., Bobby Stanley and Joseph I. Lewis (2)
10.14	Settlement Agreement and Mutual Release among Alpha Energy, Clear Skies Group, Inc. and Quixotic Systems, Inc., dated as of August 30, 2007 (2)
10.15	Indemnity and Guaranty Agreement, dated as of August 25, 2007, by Ezra Green and Clear Skies Group, Inc., jointly and severally, in favor of Quixotic Systems, Inc. (2)
10.16	Form of Note Purchase Agreement, dated as of November 7, 2007, between Clear Skies Group, Inc. and each purchaser of 8% Promissory Notes of Clear Skies Group, Inc. (2)
10.17	Form of 8% Promissory Notes of Clear Skies Group, Inc., dated November 7, 2007 (2)
10.18	Settlement Agreement and Release, dated as of November 8, 2007, among Clear Skies Group, Inc., Sustainable Profitability Group, Inc. and Mayur Subbarao (2)
10.19	Resignation Letter from Bobby Stanley, dated December 20, 2007 (2)
10.20**	Employment Agreement, dated December 31, 2007, by and between Clear Skies Holdings, Inc. and Arthur L. Goldberg
10.21**	Summary sheet of amendment, dated February 6, 2008, to the terms of Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green
10.22**	Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications
10.23**	Client Service Agreement, dated as of November 28, 2007, between Clear Skies Group, Inc. and PR Financial Marketing, LLC (filed with Amendment No. 3, on July 15, 2008)
10.24	Employment Agreement, dated March 19, 2008, by and between Clear Skies Solar, Inc. and Thomas J. Oliveri (4)
10.25**	Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan
10.26**	Lease between Hub Properties Trust and Clear Skies Solar, Inc., dated May 30, 2008
10.27**	Form of Consultant Warrant
10.28**	Non-Qualified Stock Option Agreement, dated as of March 5, 2008, between Clear Skies Solar, Inc. and ECON Corporate Services
10.29**	Letter Agreement, dated December 12, 2007, between Clear Skies Group, Inc. and ECON Corporate Services
10.30*	Consulting Agreement, dated as of November 1, 2007, between Clear Skies Group, Inc. and Joseph Abrams
16	Letter from Rothstein, Kass & Company, dated June 13, 2008 (5)
21.1	List of Subsidiaries (4)
23.1**	Consent of Rothstein Kass & Co.
23.2**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1 filed with Amendment No. 5, on July 28, 2008)
24.1**	Power of Attorney (included on the signature page filed on March 27, 2008)

*	Filed herewith.

**	Previously filed.

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 19, 2007.

(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 26, 2007.

(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 30, 2008.

(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-KSB filed on March 31, 2008.

(5)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on June 13, 2008.
Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mineola, state of New York, on July 29, 2008.

CLEAR SKIES SOLAR, INC.
By:	/s/ Ezra J. Green
	Name:	Ezra J. Green
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ezra J. Green Ezra J. Green	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 29, 2008
/s/ Arthur L. Goldberg Arthur L. Goldberg	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	July 29, 2008
* Gelvin Stevenson, PhD	Director	July 29, 2008
* Richard Klein	Director	July 29, 2008
* Pamela J. Newman, PhD	Director	July 29, 2008

*	Signed by Ezra J. Green, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated as of December 19, 2007, by and among Clear Skies Holdings, Inc., Clear Skies Group, Inc. and Clear Skies Acquisition Corp. (2)
2.2	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Secretary of State of the State of Delaware on December 19, 2007 (2)
2.3	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Department of State of the State of New York on December 20, 2007 (2)
3.1(a)	Certificate of Incorporation (1)
3.1(b)	Certificate of Amendment to Certificate of Incorporation (3)
3.2	By-laws (1)
5.1**	Opinion of Haynes and Boone, LLP (filed with Amendment No. 5, on July 28, 2008)
10.1	Form of Subscription Agreement (2)
10.2	Form of Placement Warrant (2)
10.3	Form of Registration Rights Agreement (2)
10.4	Form of Lock-Up Agreement (2)
10.5	Placement Agent Agreement, dated November 14, 2007, between Clear Skies Group, Inc. and Westminster Securities Corporation (2)
10.6	Form of Directors and Officers Indemnification Agreement (2)
10.7	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (2)
10.8	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Robert Parker (2)
10.9	Clear Skies Holdings, Inc. 2007 Equity Incentive Plan (2)
10.10	Form of 2007 Incentive Stock Option Agreement (2)
10.11	Form of 2007 Non-Qualified Stock Option Agreement (2)
10.12	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of December 20, 2007, between Clear Skies Holdings, Inc. and BIP Holdings, Inc. (2)
10.13	Stock Purchase Agreement, dated as of December 20, 2007 among Clear Skies Holdings, Inc., Bobby Stanley and Joseph I. Lewis (2)
10.14	Settlement Agreement and Mutual Release among Alpha Energy, Clear Skies Group, Inc. and Quixotic Systems, Inc., dated as of August 30, 2007 (2)
10.15	Indemnity and Guaranty Agreement, dated as of August 25, 2007, by Ezra Green and Clear Skies Group, Inc., jointly and severally, in favor of Quixotic Systems, Inc. (2)
10.16	Form of Note Purchase Agreement, dated as of November 7, 2007, between Clear Skies Group, Inc. and each purchaser of 8% Promissory Notes of Clear Skies Group, Inc. (2)
10.17	Form of 8% Promissory Notes of Clear Skies Group, Inc., dated November 7, 2007 (2)

Exhibit No.	Description
10.18	Settlement Agreement and Release, dated as of November 8, 2007, among Clear Skies Group, Inc., Sustainable Profitability Group, Inc. and Mayur Subbarao (2)
10.19	Resignation Letter from Bobby Stanley, dated December 20, 2007 (2)
10.20**	Employment Agreement, dated December 31, 2007, by and between Clear Skies Holdings, Inc. and Arthur L. Goldberg
10.21**	Summary sheet of amendment, dated February 6, 2008, to the terms of Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green
10.22**	Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications
10.23**	Client Service Agreement, dated as of November 28, 2007, between Clear Skies Group, Inc. and PR Financial Marketing, LLC (filed with Amendment No. 3, on July 15, 2008)
10.24	Employment Agreement, dated March 19, 2008, by and between Clear Skies Solar, Inc. and Thomas J. Oliveri (4)
10.25**	Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan
10.26**	Lease between Hub Properties Trust and Clear Skies Solar, Inc., dated May 30, 2008
10.27**	Form of Consultant Warrant
10.28**	Non-Qualified Stock Option Agreement, dated as of March 5, 2008, between Clear Skies Solar, Inc. and ECON Corporate Services
10.29**	Letter Agreement, dated December 12, 2007, between Clear Skies Group, Inc. and ECON Corporate Services
10.30*	Consulting Agreement, dated as of November 1, 2007, between Clear Skies Group, Inc. and Joseph Abrams
16	Letter from Rothstein, Kass & Company, dated June 13, 2008 (5)
21.1	List of Subsidiaries (4)
23.1**	Consent of Rothstein Kass & Co.
23.2**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1, filed with Amendment No. 5, on July 28, 2008)
24.1**	Power of Attorney (included on the signature page filed on March 27, 2008)

*	Filed herewith.

**	Previously filed.

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 19, 2007.

(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 26, 2007.

(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 30, 2008.

(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-KSB filed on March 31, 2008.

(5)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on June 13, 2008.